                      IMPORTANT NOTICE

               FOR INFORMATIONAL PURPOSES ONLY


     The accompanying joint proxy statement/prospectus and notice of special meeting is being provided to the holders of record of the outstanding shares of Preferred Stock of The Chase Manhattan Corporation as required by law. Holders of the Preferred Stock of The Chase Manhattan Corporation are not entitled to vote on the approval of the proposal described in such joint proxy statement/prospectus and no proxy is enclosed herewith. Accordingly, no action is required by holders of record of the Preferred Stock in respect of the enclosed.








LGL1\61798-1